Exhibit 10.7

CONSULTANCY AGREEMENT

VANTAGE DRILLING COMPANY

AND

STRAND ENERGY

DATED: MAY 06, 2009

This Agreement is made on 6 May, 2009

Between:

(1)	Vantage Drilling Company, a Cayman Islands exempted company with its registered address at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“VDC”);

and

(2)	Strand Energy, of PO Box 28717, Dubai Investment Park Dubai UAE (“Consultant”).

Background:

VDC wishes to engage the Consultant to provide the Services (as defined below). The Consultant has agreed to provide the Services on the terms of this Agreement.

It is agreed as follows:

1.	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires, the following definitions shall apply:

“Agreement” means this agreement (including any schedule or annexure to it and any document in agreed form).

“Appointment” means the appointment of the Consultant pursuant to this Agreement.

“Confidential Information” means any information which the Consultant is notified by VDC is confidential and commercially sensitive and which is not in the public domain relating or belonging to VDC’s corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales.

“Services” means the consultancy services described in Clause 4 of this Agreement.

“Termination Date” means the date on which the Appointment terminates pursuant to this Agreement.

“Vantage Group” means VDC and its subsidiaries, or any of them as the context requires.

1.2	In this Agreement, unless the context otherwise requires

(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)	a reference to:

(i)	a clause or schedule is to a clause or schedule of this Agreement;

(ii)	a “person” includes any individual, firm, body corporate, association, partnership, government or state (whether or not having a separate legal personality);

(iii)	“Euro” means the lawful currency of the European Community; and

(c)	headings are for convenience only and shall not affect the interpretation of this Agreement.

2.	Appointment

2.1	VDC appoints the Consultant on a non-exclusive basis to provide the Services to VDC on the terms and conditions set out in this Agreement.

3.	Term

3.1	The Appointment shall commence on the date hereof and shall continue, subject to earlier termination in accordance with this Agreement, up to and including 5 May 2012 (or such later date as the parties may agree from time to time).

4.	The Services

As reasonably requested by VDC from time to time, the Consultant shall provide such reasonable assistance within the Consultant’s experience as may be required to support the Vantage Group in evaluating and sourcing new transaction opportunities in the offshore oil & gas drilling and rig markets; in evaluating and sourcing opportunities in the upstream oil and gas industry in general and in the promotion of the Vantage Group’s image through road shows from time to time with its public and private investor base. The Consultant will assign Mr John O’Leary to the Services. Mr. Paul Bragg of VDC will be the Consultant’s primary contact for the Services.

5.	Expenses

5.1	VDC shall reimburse to the Consultant, upon request, all travel, entertainment and other expenses reasonably incurred by him in the provision of the Services subject to production of receipts or other appropriate evidence of such expenses. All air travel in connection with the Services may be conducted by Mr O’Leary in business class save for flights of short duration (less than three hours).

6.	Fees

6.1

From May 1, 2009 the Consultant shall be entitled to a fee equal to Euro 30,000 per month, payable in advance on the first banking day of each month to the bank account the details of which are enumerated in Exhibit A hereto, or to an account otherwise nominated by the Consultant. The fee described in this clause is based on the Services provided on an “on call” basis. Consultant will be eligible for participation in annual bonus, long term incentive and annual fee escalation, as if Consultant were employed as a senior executive of VDC. VDC shall include Consultant and immediate family in its medical health insurance package. VDC shall make available to Consultant its office facilities and administrative back up where available to facilitate Consultant in the provision of the services. Consultant shall be entitled to receive a sign on bonus equal to Euro 180,000 payable within 15 days of signing.

6.2	In the event of an early termination of this Agreement in connection with a Change of Control as defined in Exhibit B hereto, Consultant shall be entitled to receive for a period of thirty six (36) months after the Termination Date the fees under Article 6 hereof at the stated rate and payable monthly.

7.	Intellectual Property

7.1	All intellectual property and other proprietary rights created by the Consultant (whether alone or with others) in the course of carrying out the Services shall, as between the parties, vest in and remain with VDC.

7.2	Nothing in this Agreement shall prevent the Consultant from using at any time any know how of a generic nature developed by him in the course of the performance of his obligations under this Agreement.

8.	Confidential Information

The Consultant shall not during the Appointment or at any time after the Termination Date, directly or indirectly use or disclose to any person Confidential Information, save as required by law, authorised by VDC or where, other than through the Consultant’s unauthorised disclosure, such information is already in the public domain or comes into the public domain.

9.	Other Interests

9.1	Nothing in this Agreement shall prevent the Consultant from being engaged, concerned or having any financial interest (directly or indirectly) in any capacity in any other business, trade, profession or occupation during the Appointment.

10.	Nature of Consultancy

10.1	The Consultant is an independent contractor. Nothing in this Agreement shall be construed as creating any contract of employment, partnership, joint venture or agency between the Consultant and VDC.

10.2	The Consultant shall not, save as authorised by the Vantage Group in writing, have any authority to commit to bind the Vantage Group or incur any expenditure in the name of or for the account of the Vantage Group.

11.

Excise Tax; Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by VDC to or for benefit of the Consultant (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Consultant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Consultant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Consultant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Consultant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

12.	General

12.1	Entire agreement

This Agreement sets out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement.

12.2	Assignment

(a)	This Agreement shall be binding upon and enure for the benefit of the successors in title of VDC.

(b)	This Agreement shall not be assignable by the Consultant.

12.3	Governing law and jurisdiction

(a)	This Agreement shall be governed by and construed in accordance with English law.

(b)	If any dispute, complaint or disagreement arises in connection with this Agreement, the parties will first attempt to settle it amicably. Failing resolution, any dispute arising out of or in connection with this Agreement shall be referred to arbitration before a tribunal of three (3) arbitrators, one to be appointed by each party and the third to be appointed by the two arbitrators appointed by the parties, pursuant to the rules of the London Court of International Arbitration. The place of the arbitration shall be Dubai.

Vantage Drilling Company

By:	/s/ Paul A. Bragg
Paul A. Bragg, Chairman & CEO

Strand Energy

By:	/s/ John C.G. O’Leary
John C.G. O’Leary, President

Exhibit A

Bank Details

Exhibit B

A “Change of Control” shall be deemed to have occurred if:

(i) A reverse merger involving VDC in which VDC is the surviving corporation but the shares of common stock of VDC (the “Common Stock”) outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and the shareholders of VDC immediately prior to the completion of such transaction hold, directly or indirectly, less than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of the surviving entity or, if more than one entity survives the transaction, the controlling entity; or

(ii) Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of VDC becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of VDC’s then outstanding voting common stock; or

(iii) At any time during the period of three (3) consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constituted the Board (and any new director whose election by the Board or whose nomination for election by VDC’s shareholders were approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

(iv) The shareholders of VDC approve a merger or consolidation of VDC with any other corporation, other than a merger or consolidation (a) in which a majority of the directors of the surviving entity were directors of VDC prior to such consolidation or merger, and (b) which would result in the voting securities of VDC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being changed into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or

(v) The shareholders approve a plan of complete liquidation of VDC or an agreement for the sale or disposition by VDC of all or substantially all of VDC’s assets.